EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Illumina Inc. for the registration of 1,096,172 shares of its common stock and to the incorporation by reference therein of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of Illumina, Inc. and the effectiveness of internal control over financial reporting of Illumina, Inc., included in its Annual Report (Form 10-K) for the year ended January 3, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
July 28, 2010